This Code of Ethics and Conduct (this “Code”) shall apply to all employees of Equinox Fund Management, LLC and its affiliates, including, without limitation, Equinox Group Distributors, LLC, and Equinox Financial Solutions (collectively, “Equinox”).

Introduction

This Code defines Equinox’s minimum standards for ethical business practice.  It applies to all employees of Equinox, whether full-time, part-time or on temporary contracts.  Consultants or agents who are retained to represent Equinox are also required to conform to the relevant sections of this Code.

There are a number of basic principles that guide our business practices and conduct. In an effort to reflect fundamental principles of openness, integrity, honesty and trust and with the idea that our employees live up to not only the letter of the law but to the ideals of the organization we highlight the following:

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We must always conduct our business with the highest level of honesty, professionalism and ethical conduct. This high standard must be followed in all dealings with employees, business partners, outside agencies, regulatory bodies and clients.  Further, we must follow this standard in our handling of actual or apparent conflicts of interest between personal and professional relationships.

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We must strive for full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”), the Commodity Futures Trading Commission (“CFTC”), and other regulatory bodies as well as in any public communications made by or on behalf of Equinox.

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We must fully comply with applicable laws, governmental rules and regulations.

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We must make every effort to continuously improve and uphold our good reputation with customers and business partners and seek to ensure that investors in our funds are treated fairly and appropriately with every interaction.

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Our entire team must constantly seek to encourage an environment of mutual respect, openness and integrity in the workplace.  Further, we encourage every member of the team, at all levels in the organization to foster a spirit of teamwork, entrepreneurial energy and enthusiastic client focused activities that resonate our commitment to excellence and our higher ethical standard.

These are the ethical principles on which the Code has been based.

Where you are faced with an ethical decision that is not specifically covered by this Code or by these basic principles, you must seek the advice of the person you report to on a regular basis.

If you are concerned about possible breaches of this Code or other areas of business practice, then you should report any malpractice or illegal acts or omissions immediately to your supervisor.  These breaches could be by your peers, ex- colleagues or those in more senior positions.

Any breach of the Code could have serious consequences for Equinox and may result in disciplinary action being taken, up to and including dismissal.

General Employee Conduct

Equinox expects its employees to conduct themselves in a professional and businesslike manner.   Fighting, swearing, and similar unprofessional activities are strictly prohibited while on the job.

Examples of inappropriate employee behavior include, but are not limited to the following:

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Employees must not engage in sexual harassment, or conduct themselves in a way that could be construed as such.

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Employees are generally expected to refrain from the use of inappropriate language in the workplace, the keeping or posting of inappropriate materials in their work area, and accessing inappropriate materials on an Equinox computer.

Conflicts of Interest

Situations  which  result  in  actual  or  even  potential  conflicts  of  interest  must  be avoided by all employees. Personal, social and economic relationships with competitors, suppliers, customers or co-employees which may impair an employee’s ability to exercise good judgment on behalf of Equinox should be avoided. Any employee involved in such a relationship must immediately and fully disclose the nature of the relationship to Management so a determination can be made as to whether an actual or potential conflict exists, and if so, how to correct the situation.

Confidentiality and Use of Information

Information about Equinox, its products, performance or customers, which is not publicly  available,  must  be  handled  with  complete  discretion  and  must  not  be provided  to  others  unless  they  are  authorized  under  the  Equinox  Delegation  of Authority currently in effect. Confidential information shall only be used for legitimate business purposes and for no other purpose without the prior written consent of senior management. Confidential information should normally only be disclosed where an agreement is in place under which the recipient agrees to preserve the confidentiality of the information in accordance with the Delegation of Authority. Employees recognize that any unauthorized disclosure or use of confidential information will likely place Equinox at an actual or potential commercial disadvantage. Among other things, any unauthorized disclosure or use will likely place Equinox at an actual or potential commercial disadvantage and may result in the dismissal or other disciplining of the individual concerned and could constitute a serious breach of law or regulation, including, but not limited to, state or federal criminal laws, securities laws, and governmental or industry rules and regulations.

In order to safeguard Equinox from legal risk or liability, no confidential information should be obtained from a third-party without an appropriate written agreement with the information provider in accordance with Equinox’s Delegation of Authority.

No offer of employment shall be made to any person in exchange for obtaining that person’s specific knowledge of a former employer’s confidential information, nor shall any new employee be encouraged to disclose or make improper use of a former employer’s confidential information.

Employees and consultants are expected to adhere and attest to the Non-Disclosure, Non-Disparagement and Intellectual Property Policy that is currently in effect.

Outside Activities, Employment, and Directorships:

All employees share a serious responsibility for Equinox’s good public relations,

especially at the community level. Their readiness to help with religious, charitable, educational, and civic activities brings credit to Equinox and is encouraged. Employees must, however, avoid acquiring any business interest or participating in any other activity outside Equinox that would, or would appear to:

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Create an excessive demand upon their time and attention, thus depriving Equinox of their best efforts on the job.

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Create a conflict of interest – an obligation, interest, or distraction – that may interfere with the independent exercise of judgment in Equinox’s best interest.

Organization Funds and Other Assets:

Employees who have access to Equinox’s accounts or funds in any form must follow the prescribed procedures for recording, handling, and protecting money as detailed in Equinox’s policies and procedures or other explanatory materials and in accordance with Equinox and The Frontier Fund’s Delegation of Authority. Equinox imposes strict standards to prevent fraud and dishonesty. If employees become aware of  any  evidence  of  fraud  and  dishonesty,  they  should  immediately  advise  their supervisor or seek appropriate legal guidance from Equinox’s General Counsel so that Equinox can promptly investigate further.

When an employee’s position requires spending funds or incurring any reimbursable personal expenses, that individual must use good judgment on Equinox’s behalf to ensure that good value is received for each expenditure and that each expenditure is properly documented in accordance with Equinox policy.

Equinox funds and all other assets of Equinox are purposed for Equinox only and not for personal benefit. This includes the personal use of the organizational assets, including, but not limited to, computers.

Organization Records and Communications

Accurate and reliable records of many kinds are necessary to meet Equinox’s legal,

regulatory and financial obligations and generally to manage Equinox’s affairs. Equinox’s books and records must reflect in an accurate and timely matter all business transactions. The employees responsible for accounting and recordkeeping must fully disclose and record all assets, liabilities, receipts and expenditures, and must exercise diligence in enforcing these requirements.

Employees must not make or engage in any false record or communication of any kind, whether internal or external, including but not limited to:

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False  expense,  attendance,  production,  financial,  or  similar  reports  and statements.

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False   advertising,   deceptive   marketing   practices,   or   other   misleading representations.

Dealing with Outside People and Organizations:

Employees  must  take  care  to  separate  their  personal  roles  from  their  Equinox positions when communicating on matters not involving Company business. Employees must not use company identification, stationary, supplies, and equipment for non-approved personal or political matters.

When communicating publicly on matters that involve Equinox business, employees must not presume to speak for Equinox on any topic, unless they are certain that the views they express are those of Equinox, and it is Equinox’s desire that such views be publicly disseminated.

When dealing with anyone outside Equinox, including public officials, employees must take care not to compromise the integrity or damage the reputation of Equinox, or any outside individual, business, or government body.

Prompt Communications:

In all matters relevant to customers, government authorities, the public and others in Equinox, all employees must make every effort to achieve complete, accurate, and timely communications – responding promptly and courteously to all proper requests for information and to all complaints.

Personal Securities Trading:

In addition to complying with Equinox's policy against trading securities while in possession of material non-public information, each employee must comply with Equinox policies concerning the reporting of personal securities trading as follows: All employees must disclose outside personal trading accounts and provide the most recent account statement during the onboarding process. To remove any incidence of doubt, all employees of Equinox are deemed to be Access Persons.  Each Access Person must submit an initial holding report no later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

Additionally, all employees are required to disclose personal trading account information on a quarterly and annual basis. The Chief Compliance Officer (“CCO”) or his designee will periodically review proprietary, client discretionary and employee personal accounts for the potential misuse of material nonpublic information.

Note: Insiders or employees of Equinox are permitted to purchase Equinox Mutual Funds, but must abide by certain restrictions. Accordingly, insiders/employees that wish to purchase or redeem Equinox Funds must submit their request in writing to the CCO. Once approved the insider/employee must wait three (3) business days from the CCO approval date before purchasing or redeeming. The insider/employee is required to forward a copy of the trade confirmation to demonstrate compliance with the policy. Failure to comply with this policy may lead to disciplinary action up to, and including termination.

Pre-approval of Investments in IPOs and Limited Offerings.   Investment Personnel of a Fund or its investment adviser must obtain approval from the CCO before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

Failure to Comply with the Provisions of the Code –  Sanctions

Rule 204A-1 under the Advisers Act requires every investment adviser to establish, maintain and enforce a written code of ethics that includes certain minimum provisions. Among these provisions are requirements that (i) supervised persons comply with applicable federal securities laws; and (ii) supervised persons report violations of the code to the CCO.

Strict compliance with the provisions of this Code and all applicable federal securities laws shall be considered a basic condition of employment with Equinox. It is important that employees and supervised persons understand the reasons for compliance with this Code. Equinox’s reputation for fair and honest dealing with its clients and the investment community in general has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction that could be considered questionable in light of the fiduciary duty owed to our clients. Employees and supervised persons are required to report all violations of this Code to Equinox’s CCO. Furthermore, supervised persons and employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with Equinox.

ACKNOWLEDGMENT

All supervised persons of Equinox are required to certify receipt of and compliance with Equinox’s Code of Ethics.

Access Person/Associates/Supervised Persons of Equinox

I have received my copy of the Code of Ethics and Conduct, have read and understand the terms, and agree to abide by the provisions therein.

Signed

Printed Name

Date

Please sign the Acknowledgement and retain the Code of Ethics and Conduct for your records.